UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2020

BIOCARDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Shoreway Road, Suite B San Carlos, California 94070
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 226-0120

_____________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BCDA	The Nasdaq Capital Market
Warrant to Purchase Common Stock	BCDAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter)  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01     Entry Into a Material Definitive Agreement.

On June 17, 2020, BioCardia, Inc. (the “Company,” “us” or “we”) entered into an underwriting agreement (the “Underwriting Agreement”) with A.G.P./Alliance Global Partners (“AGP”), as representative (the “Representative”) for the several underwriters named in Schedule I thereto (the “Underwriters”), relating to the public offering (the “Offering”) by the Company of an aggregate of 4,762,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). In addition, the Company granted the Underwriters a 45-day option to purchase up to 714,190 additional shares of Common Stock to cover over-allotments. Such option was exercised in full on June 18, 2020.

On June 19, 2020, the Offering closed and the Company completed the sale and issuance of an aggregate of 5,476,190 shares of Common Stock. The Common Stock was offered and sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-236404), filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on February 12, 2020, as amended, and which became effective on June 16, 2020. The offering price to the public was $2.10 per share of Common Stock. After deducting underwriting discounts and commissions and estimated offering expenses payable by us, we expect to realize net proceeds of approximately $10.3 million. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which include, but are not limited to, completing enrollment in the ongoing CardiAMP Cell Therapy pivotal trial for the treatment of heart failure, the funding of clinical development and pursuing regulatory approval for our product candidates.

Certain of our directors or entities affiliated with such persons have agreed to purchase an aggregate of 428,550 shares of common stock in the Offering on the same terms as those offered to the public.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters, severally and not jointly, for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, certain existing stockholders and each of the Company’s directors and executive officers have entered into “lock-up” agreements with the Underwriters that generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of at least 90 days following June 17, 2020 without the prior written consent of the Representative, subject to customary exceptions.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety to the full text of the form of Underwriting Agreement, a copy of which is filed as Exhibit 1.1 and incorporated by reference herein. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Underwriting Agreement and the Underwriting Agreement is not intended as a document for investors or the public to obtain factual information about the current state of affairs of the parties to the Underwriting Agreement. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

The final prospectus relating to the Offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022 at (212) 813-1047, or from the above-mentioned SEC website.

Item 8.01     Other Events.

In connection with the Offering, on June 17, 2020 the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
1.1	Underwriting Agreement, dated June 17, 2020, with A.G.P./Alliance Global Partners, as representative of the several underwriters.
99.1	Press release, dated June 17, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCARDIA, INC.

/s/ Peter Altman, Ph.D.
Peter Altman, Ph.D.
President and Chief Executive Officer

Date: June 19, 2020